CONFORMED COPY

                              VOTING AGREEMENT

          VOTING AGREEMENT (this "Agreement") dated as of August
          10, 1997, by and among Confetti Acquisition, Inc., a
          Delaware corporation ("Newco"), the Estate of John A.
          Svenningsen (the "Stockholder") and Christine
          Svenningsen (the "Individual").

                    WHEREAS, Newco and Amscan Holdings, Inc., a
          Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; provided that the terms Merger and Merger Agreement shall not include any amendments or modifications thereto unless such amendments and modifications have been approved in writing by the Stockholder and the Individual) providing for the merger (the "Merger") of Newco with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

                    WHEREAS, the Stockholder beneficially owns
          15,024,616 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock that the Stockholder acquires beneficial ownership of after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

                    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Newco has requested that the Stockholder and the Individual enter into this Agreement.

                    NOW, THEREFORE, to induce Newco to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                    1.  Representations and Warranties of the
          Stockholder and the Individual. Each of the Stockholder and the Individual hereby represents and warrants to Newco as of the date hereof as follows:

                    (a)  Authority; No Conflicts.  The
          Stockholder, through its duly designated representative, the executrix, has the necessary legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Individual is the duly appointed executrix of the Stockholder and has the necessary legal capacity, power and authority to execute and deliver this Agreement (on behalf of herself individually and on behalf of the Stockholder as executrix of the Stockholder), to perform her individual obligations and as such executrix to perform the Stockholder's obligations hereunder and to consummate the transactions contemplated hereby on her individual behalf and on behalf of the Stockholder as the Stockholder's executrix. This Agreement has been duly authorized, executed and delivered by and on behalf of the Stockholder and by the Individual, and, assuming due authorization, execution and delivery by Newco, constitutes a legal, valid and binding obligation of the Stockholder and the Individual, enforceable in accordance with its terms. Except for the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by and on behalf of the Stockholder and by the Individual and the consummation by the Stockholder and the Individual of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by and on behalf of the Stockholder and by the Individual, the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Stockholder and the Individual will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or the Individual or to the Stockholder's or the Individual's property or assets.

                    (b)  The Subject Shares.  The Stockholder is
          the beneficial owner of the Subject Shares and has, and throughout the term of this Agreement will have, good and marketable title to the Subject Shares free and clear of all Liens and, upon delivery thereof to Newco against delivery of the consideration therefor pursuant to this Agreement, good and marketable title thereto, free and clear of all Liens (other than any arising as a result of actions taken or omitted by Newco), will pass to Newco. Each of the Stockholder and the Individual does not beneficially own any shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, other than the Subject Shares. The Stockholder (through the Individual as the executrix of the Stockholder) has the sole right and power to vote and dispose of the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer (other than the provisions of the Securities
          Act) of any of the Subject Shares, except as contemplated by this Agreement.

                    (c)  Tax Indemnity.  The Stockholder and the
          Individual have entered into a Tax Indemnity Agreement (the "Tax Indemnity") with the Company, a copy of which is attached as Schedule I hereto. Such agreement is in full force and effect and is a valid and binding agreement of the Stockholder and the Individual and enforceable in accordance with its terms against them and, if applicable, their respective successors, assigns, heirs, agents, representatives, beneficiaries (including trust beneficiaries), attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators, including any person to whom the proceeds of the sale of the Subject Shares may be distributed or contributed and any other person required to become an additional indemnitor pursuant to Article 4 thereof.

                    2.  Representations and Warranties of Newco.
          Newco hereby represents and warrants to the Stockholder and the Individual that Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
          This Agreement has been duly authorized, executed and delivered by and on behalf of Newco and, assuming due authorization, execution and delivery by the Stockholder and the Individual, constitutes a legal, valid and binding obligation of Newco enforceable in accordance with its terms. Except for the filings required under the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by and on behalf of Newco and the consummation by Newco of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Newco, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Newco will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Newco, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Newco or to Newco's property or assets. If the Option (as defined herein) is exercised, the Subject Shares will be acquired for investment for Newco's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. Newco has no present intention of selling, granting any participation in or otherwise distributing the same nor does Newco have any contract, undertaking, agreement or arrangement with any person with respect to any of the Subject Shares. Newco further understands that the Subject Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom.

                    3.  Covenants of the Stockholder and the
          Individual. Until the termination of this Agreement in accordance with Section 8 hereof, the Stockholder and the Individual agree as follows:

                    (a) Voting of Subject Shares. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder and the Individual shall, and the Individual shall cause the Stockholder to, vote the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                    At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's or the Individual's vote, consent or other approval is sought, the Stockholder and the Individual shall, and the Individual shall cause the Stockholder to, vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder and the Individual hereunder and (ii) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to:
          (A) the adoption by the Company of a proposal regarding
          (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Newco or any designee thereof (a "Third Party"); (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole; (3) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock; or (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company;
          (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. Each of the Stockholder and the Individual further agrees not to commit or agree to take any action inconsistent with the foregoing.

                    (b) Proxies. As security for the agreements of the Stockholder and the Individual provided for herein, the Stockholder and the Individual hereby grant to Newco a proxy to vote the Subject Shares as indicated in Section 3(a) above. The Stockholder and the Individual agree that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder or the Individual with respect to the Subject Shares.

                    (c)  Transfer Restrictions.  Each of the
          Stockholder and the Individual agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder, pursuant to the terms of Mr. John A. Svenningsen's will or otherwise) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement,
          (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, or
          (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder and the Individual from performing their obligations under this Agreement.

                    (d)  Appraisal Rights.  Each of the
          Stockholder and the Individual hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that the Stockholder and the Individual may have.

                    (e)  Election to Retain Company Common Stock.
          Each of the Stockholder and the Individual agrees to make a Mixed

          Election to retain Company Common Stock and to receive cash in the Merger pursuant to Section 2.1(c)(i) of the Merger Agreement with respect to all of the Subject Shares and agrees that the Stockholder and the Individual will request that all such Subject Shares be issued and registered in the name of "Estate of John
          A. Svenningsen." The shares of Company Common Stock which the Stockholder retains pursuant to Section 2.1(c)(i) of the Merger Agreement are herein referred to as the "Retained Shares."

                    (f)  Merger Agreement.  Each of the
          Stockholder and the Individual accepts the terms and conditions of the Merger Agreement as they apply to the holders of shares of Company Common Stock.

                    (g) Stockholders Agreement. The Stockholder agrees to execute and become a party to the Stockholders Agreement, by and among the Company (as the surviving company in the Merger) and certain stockholders and executives of the Company, at or following the Effective Time (as defined in the Merger Agreement), substantially in the form delivered as of the date hereof.

                    (h) Affiliate Letter. The Stockholder shall deliver to Newco on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Annex A to the Merger Agreement.

                    4.  Option.

                    (a) The Stockholder and the Individual hereby grant to Newco (or its designee, provided such designee is an affiliate of the controlling stockholders of Newco), an irrevocable option to purchase the Subject Shares, on the terms and subject to the conditions set forth herein (the "Option").

                    (b) The Option may be exercised by Newco, as a whole and not in part, at any time during the period commencing upon the occurrence of any of the following events and ending on the date which is the 90th calendar day following the first to occur of such events:

                         (i)  the Merger Agreement shall have been
               terminated by either the Company or Newco pursuant to Section 8.1(b) or (c) thereof (other than a termination by the Company pursuant to Section 8.1(c), which was based on an actual material breach by Newco of its obligations under the Merger Agreement (a "Newco Breach Termination"));

                          (ii)  the Merger Agreement shall have
                been terminated by Newco pursuant to Section
                8.1(d) thereof; or

                         (iii)  the Merger Agreement shall have
               been terminated by the Company pursuant to Section
               8.1(e) thereof.

                    (c)  If Newco wishes to exercise the Option,
          Newco shall send a written notice to the Stockholder and the Individual of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 4(f).

                    (d)  At the Option Closing, the Stockholder
          and the Individual shall deliver to Newco (or its designee) all of the Subject Shares by delivery of a certificate or certificates evidencing such Subject Shares duly endorsed to Newco or accompanied by powers duly executed in favor of Newco, with all necessary stock transfer stamps affixed.

                    (e) At the Option Closing, Newco shall pay to the Stockholder pursuant to the exercise of the Option, by wire transfer, cash in immediately available funds to the account of the Stockholder (such account to be specified in writing at least two days prior to the Option Closing, an amount equal to the product of $9.83 and the number of Subject Shares (the "Subject Purchase Price").

                    (f)  The Option Closing shall be subject to
          the satisfaction of each of the following conditions:

                         (i)  no court, arbitrator or governmental
               body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;

                         (ii)  any waiting period applicable to
               the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                         (iii)  all actions by or in respect of,
               and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

                    (g)  Newco hereby agrees that, in the event
          that it purchases the Subject Shares pursuant to the Option, as promptly as practicable thereafter, Newco will make a tender offer for the remaining shares of Company Common Stock to the stockholders of the Company (the consummation of which shall be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Newco) will receive an amount of cash consideration per share of Company Common Stock equal to $16.50, and will take such actions as may be necessary or appropriate in order to effectuate such tender offer at the earliest practicable time.

                    5.  Further Assurances.  Each of the
          Stockholder and the Individual will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, proxies, documents and other instruments as Newco or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                    6.  Stop Transfer Order.  Each of the
          Stockholder and the Individual hereby authorizes and requests the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

                    7.  Assignment.  Neither this Agreement nor
          any of the rights, interests or obligations hereunder, except as expressly provided herein with respect to Newco's rights under the Option, shall be assigned by any of the parties without the prior written consent of the other parties, except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Newco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their permitted assigns and their respective successors (including the Company as successor to Newco pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators. The Company shall be a beneficiary of and be entitled to enforce Newco's obligation under Section 4(g) hereof.

                    8.  Termination.  Except as set forth in
          Section 4, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect immediately following the earliest to occur of
          (x) the Effective Time, (y) the 91st day following the termination of the Merger Agreement pursuant to Section 8.1(b), 8.1(c) (other than in the case of a Newco Breach Termination), 8.1(d) or 8.1(e) thereof or (z) the termination of the Merger Agreement pursuant to Section 8.1(a) thereof or Section 8.1(c) thereof (only in the case of a Newco Breach Termination). Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 4, but the Option Closing shall not have occurred, the provisions of Sections 1 and 3 shall survive until the Option Closing. Nothing in this Section 8 shall relieve any party of liability for breach of this Agreement and the Stockholder and the Individual shall be jointly and severally liable for any breach of this Agreement by either of them.

                    9.  General Provisions.

                    (a)  Amendments.  This Agreement may not be
          amended except by an instrument in writing signed by each of the parties hereto.

                    (b)  Notice.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Newco in accordance with Section 9.2 of the Merger Agreement and to the Stockholder, the Individual or any acknowledging persons c/o Kurzman & Eisenberg, One North Broadway, White Plains, NY 10601, Attn: Sam Eisenberg (Telecopier No.: (914) 285-9855) (or at such other address for a party as shall be specified by like notice).

                    (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                    (d)  Counterparts.  This Agreement may be
          executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

                    (e)  Governing Law.  This Agreement shall be
          governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent the laws of the State of Delaware are required to be applicable under applicable choice of law principles.

                    10.  Enforcement.  The parties agree that
          irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court of the United States located in the Southern District of the State of New York or in a New York state court located in Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court located in Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Southern District of the State of New York or a New York state court located in Manhattan and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                    IN WITNESS WHEREOF, Newco and the Stockholder have each caused this Agreement to be signed by its signatory thereunto duly authorized, and the Individual has signed this Agreement, each as of the date first written above.

                              CONFETTI ACQUISITION, INC.

                              /s/  Terence M. O'Toole
                              By: Terence M. O'Toole
                              Title: Chairman of the Board
                                        and President

                              THE ESTATE OF JOHN A. SVENNINGSEN

                              /s/  Christine Svenningsen
                              By: Christine Svenningsen
                              Title: Executrix

                              /s/  Christine Svenningsen
                               Christine Svenningsen

                    The following individuals, in their capacities as trustees or other fiduciaries (whether on the date hereof or at any point in the future) of any trust or similar instrument created by or at the instruction of, or under the last will and testament of, John A. Svenningsen or the Stockholder, acknowledge this Agreement and agree to be bound by the terms hereof in each such capacity, such agreement being for the benefit of each of the parties hereto, and such individuals further agree to cause any such trust or similar instrument upon its formation to become a party to this Agreement with the same obligations as the Stockholder and the Individual hereunder, and in accordance herewith have agreed to and acknowledged this Agreement:

          By: /s/ Christine Svenningsen         Dated:  August 10, 1997
          Name:  Christine Svenningsen
          Title: Trustee

          By: /s/ Fanny Warren                  Dated:  August 10, 1997
          Name:  Fanny Warren
          Title: Trustee

                                 SCHEDULE I

                           TAX INDEMNITY AGREEMENT

                                                    CONFORMED COPY

                        TAX INDEMNIFICATION AGREEMENT

                    This Indemnification Agreement
          ("Indemnification Agreement") is made and entered into as of August 10, 1997 by and between Amscan Holdings, Inc., a Delaware corporation ("Amscan"), on the one hand, and Christine Svenningsen (the "Individual") and the Estate of John A. Svenningsen (the "Estate" and together, jointly and severally, with the Individual, the "Svenningsen Indemnitors"), on the other.

                    WHEREAS, effective as of July 31, 1996, Amscan Inc. was the surviving constituent corporation in the merger of Kookaburra USA, Ltd., Deco Paper Products,
          Inc. and Amscan Inc.;

                    WHEREAS, as of December 18, 1996, Amscan acquired all of the business operations of Amscan Inc. (including Kookaburra USA, Ltd. and Deco Paper Products, Inc. which were previously merged into Amscan Inc.), Am-Source, Inc., Trisar, Inc., JCS Realty Corp. and SSY Realty Corp. (individually, a "Subject Company" and, collectively, the "Subject Companies");

                    WHEREAS, prior to such acquisition, each of the Subject Companies had elected under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated and operated as S corporations (as defined in the Code and hereinafter referred to as "Subchapter S Corporations");

                    WHEREAS, John A. Svenningsen ("Svenningsen"), the deceased spouse of the Individual and the decedent of the Estate was for a number of years the controlling shareholder of Amscan Inc., Kookaburra USA, Ltd., Deco Paper Products, Inc., Trisar, Inc., JCS Realty Corp. and SSY Realty Corp. and since 1993 owned a 50% interest in Am-Source, Inc.;

                    WHEREAS, as of the date hereof, Amscan and Confetti Acquisition, Inc., a Delaware corporation ("Confetti"), have entered into a Merger Agreement (the "Merger Agreement") and in connection therewith, Confetti, the Individual and the Estate have entered into a Voting Agreement (the "Voting Agreement"), in each case dated as of the date hereof.

                    NOW, THEREFORE, in consideration of the
          premises and mutual provisions hereinafter set forth, the parties hereto hereby agree as follows:

                    ARTICLE 1.  AMSCAN INDEMNITY.  Amscan will
          indemnify the Svenningsen Indemnitors for any increase in Svenningsen's Federal, state or other income tax liability (together with any penalties and interest thereon), to the extent such liability is attributable to an understatement of Svenningsen's share (in his capacity as a shareholder) of a Subject Company's income as previously reported to Svenningsen by a Subject Company on its Internal Revenue Service Form K-1 (or any similar state or other form) and for any Federal, state or other income tax liability of Svenningsen in respect of payments to Svenningsen pursuant to this Article 1; provided, however, that Amscan's obligation to indemnify the Svenningsen Indemnitors shall be limited to the actual reduction in taxes to any of the Subject Companies (whether by reason of deduction, amortization, credit or otherwise) for a taxable year(s) which end(s) after December 18, 1996, and shall be reduced by any payments paid by Amscan pursuant to Article 1 of the Tax Indemnification Agreement, by and between Svenningsen and Amscan, dated as of December 18, 1996 (the "Svenningsen Indemnity Agreement").

                    ARTICLE 2.  INDIVIDUAL AND ESTATE INDEMNITY.
          The Svenningsen Indemnitors will indemnify Amscan for Amscan's and its subsidiaries Federal, state or other income tax liability (together with any interest or penalties thereon) arising out of or resulting from a claim by any taxing authority that a Subject Company was not a Subchapter S Corporation for any period in which such Subject Company filed a tax return on which it claimed that it was a Subchapter S Corporation, provided, however, that the Svenningsen Indemnitors' obligation to indemnify Amscan shall be reduced by any payments paid by the Svenningsen Indemnitors pursuant to
          Article 2 of the Svenningsen Indemnity Agreement.

                    ARTICLE 3.  PROCEDURES RELATING TO
                                INDEMNIFICATION.

                    (a)  Any party seeking indemnification
          pursuant to Article 1 or Article 2 hereof (in any case, the "indemnitee") from the other party or parties (the "indemnifying party or parties"), upon receipt of written notice from any taxing authority, shall promptly provide the indemnifying party with notice of such receipt including information of reasonable detail to apprise the indemnifying party of the nature of the proposed adjustments; provided, however, that failure to provide such notice promptly shall not relieve the indemnifying party of its obligations under Article 1 or
          Article 2 hereof, as applicable, except to the extent that such failure results in actual prejudice to the indemnifying party's ability to contest the matter to which such notice relates.

                    (b)  With respect to an audit by any taxing
          authority, the indemnifying party shall control all proceedings taken solely in connection with such audit (including, without limitation, selection of and payment for counsel reasonably acceptable to indemnitee) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the audit adjustments in any permissible manner; provided, however, that if (i) the results of such proceedings, suit, contest, claim, hearing, compromise or proposed settlement could reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of Amscan or the Svenningsen Indemnitors, or their ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after December 18, 1996 or (ii) any such proceeding, suit, contest, claim, hearing, compromise or proposed settlement or procedure involves taxes other than taxes subject to indemnification, the parties hereto shall consult and mutually agree on a reasonable good faith basis upon all aspects of the conduct of such matters.
          The indemnitee and the indemnifying party shall cooperate in contesting any such audit, which cooperation shall include, without limitation, the retention and provision to the indemnifying party of records and information which are reasonably relevant to such audit and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such audit.

                    ARTICLE 4.  ADDITIONAL INDEMNITORS.  Each of
          the Svenningsen Indemnitors agrees that it will not cause or permit the Estate to transfer, whether in one transfer or a number of transfers to a single transferee or a group of related transferees, any substantial amount of the property of the Estate, including, without limitation, (i) any shares of common stock of Amscan (the transfer of which is prohibited by the terms and conditions of the Voting Agreement prior to the Merger and thereafter will be subject to certain restrictions),
          (ii) any Merger Consideration (as defined in the Merger Agreement) received pursuant to the Merger (as defined in the Merger Agreement) and (iii) any direct or indirect proceeds of any of the foregoing or of any subsequent reinvestment thereof, unless, in each case, the transferee thereof agrees in writing for the benefit of Amscan to be jointly and severally liable with the Svenningsen Indemnitors pursuant to this Indemnification Agreement. Each of the Svenningsen Indemnitors agrees not to take any action (including any transfers of assets) which has the effect of frustrating or otherwise significantly diminishing any of the respective rights of, or protections afforded hereunder to, the parties to this Indemnification Agreement.

                    ARTICLE 5.  GOVERNING LAW.  This
          Indemnification Agreement shall be governed by, and construed in accordance with, the laws of the State of
          New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                    ARTICLE 6.  NOTICES.  All notices or other
          communications provided for under this Indemnification Agreement shall be given in writing and shall be delivered personally or sent by first class or overnight mail (prepaid postage and return receipt requested) or facsimile transmission to the other parties at the following addresses or to such other addresses as to which a party has given notice as provided herein.

                    If to Amscan:

                    Amscan Holdings, Inc.
                    80 Grasslands Road
                    Elmsford, NY  10523
                    Attention:  Corporate Secretary
                    Facsimile:  (914) 345-2056

                    If to the Estate, the Trustees,
                      the Trusts or the Individual:

                    c/o Kurzman & Eisenberg
                    One North Broadway
                    White Plains, NY  10601
                    Attn:  Sam Eisenberg
                    Telecopier No.:  (914) 285-9855

                    If to Confetti:

                    Confetti Acquisition, Inc.
                    c/o GS Capital Partners II, L.P.
                    85 Broad Street
                    New York, NY  10004
                    Attention:  David J. Greenwald
                    Facsimile:  (212) 357-5505

                    with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York  10019
                    Attention:  Mitchell S. Presser
                    Facsimile:  (212) 403-2000

                    ARTICLE 7. ASSIGNMENT; SUCCESSORS. Except as otherwise specifically provided herein, this Indemnification Agreement and any rights and obligations hereunder may not be assigned by any party hereto without the prior written approval of the other parties hereto, and any attempted assignment not in compliance with this Article shall be void and of no effect. This Indemnification Agreement shall be binding upon the parties hereto and each of their respective successors, assigns, heirs, agents, representatives, beneficiaries (including trust beneficiaries), attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators, including any person (as defined in the Merger Agreement) to whom the proceeds of the sale of the Subject Shares (as defined in the Voting Agreement) may be distributed or contributed and any other person required to become an additional indemnitor pursuant to
          Article 4 hereof.

                    ARTICLE 8.  COSTS.  In any proceeding to
          enforce any rights under this Indemnification Agreement by legal proceedings or otherwise, the prevailing party shall be reimbursed by the defaulting party for all of the costs and expenses of the prevailing party in pursuing such proceeding, including, without limitation, reasonable attorneys' or solicitors' fees.

                    ARTICLE 9.  PARTIES NOT PARTNERS.  Nothing
          contained in this Indemnification Agreement shall constitute a partnership or other agency agreement between the parties hereto or their respective subsidiaries or any of them, nor shall anything contained in this Indemnification Agreement give any of the parties hereto or any of the respective subsidiaries the right to bind, or pledge the credit of, any of the other parties hereto or any of their respective subsidiaries.

                    ARTICLE 10.  ANNUAL REVIEW.  This
          Indemnification Agreement may be amended by mutual consultation between the parties, evidenced in a writing signed by all parties, and the parties agree to engage in mutual consultation in good faith during each annual period from the date hereof at the request of any party to maintain in this Indemnification Agreement the principles of fairness and equity, and to amend this Indemnification Agreement accordingly.

                    ARTICLE 11.  SEVERABILITY.  If any provision
          in this Indemnification Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Indemnification Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect unless the severance of the invalid or unenforceable provision would unreasonably frustrate the commercial purposes of this Indemnification Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

                    ARTICLE 12. WAIVER. The waiver by any party of a breach or default of any of the provisions of this Indemnification Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of any party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by any other party. Confetti is an intended third party beneficiary of this Indemnification Agreement, and no waiver, amendment or modification of this Indemnification Agreement or the rights or obligations of the parties hereto shall be valid without the prior written consent of Confetti.

                    ARTICLE 13.  ENTIRE AGREEMENT.  This
          Indemnification Agreement constitutes the entire and only agreement between the parties hereto relating to the subject matter hereof and overrides and supersedes any prior arrangements or oral discussions and shall not be modified except in writing by agreement between the parties; provided, however, that the Svenningsen Indemnity Agreement remains a separate valid and binding agreement between the parties thereto enforceable in accordance with its terms.

                    ARTICLE 14.  SPECIFIC PERFORMANCE.  The
          parties agree that irreparable damage would occur in the event that any of the provisions of this Indemnification Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Indemnification Agreement and to enforce specifically the terms and provisions of this Indemnification Agreement in any Federal court of the United States located in the Southern District of the State of New York or in a New York state court located in Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court located in Manhattan in the event any dispute arises out of this Indemnification Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Indemnification Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Southern District of the State of New York or a New York state court located in Manhattan and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Indemnification Agreement or any of the transactions contemplated hereby.

                    ARTICLE 15. EFFECTIVENESS. The effectiveness of this Indemnification Agreement is contingent upon the Closing and the effectiveness of the Merger (as such terms are defined in the Merger Agreement) or upon the exercise by Newco or its designee of the Option (as defined in the Voting Agreement). If the Closing does not occur and the Merger Agreement is terminated, and if Newco (or its designee) does not exercise the Option, then this Indemnification Agreement shall have no effect and shall be void ab initio without any party hereto having any liability to any other party hereto.

                    IN WITNESS WHEREOF, the parties have caused this Indemnification Agreement to be executed and delivered as of the day and year first above written.

                              AMSCAN HOLDINGS, INC.

                              By:  /s/ Gerald C. Rittenberg
                              Name:  Gerald C. Rittenberg
                              Title: Acting Chairman of the Board
                                        and President

                              THE ESTATE OF JOHN A. SVENNINGSEN

                              By:  /s/ Christine Svenningsen
                              Name:  Christine Svenningsen
                              Title: Executrix

                              /s/  Christine Svenningsen
                              Christine Svenningsen

               The following individuals, in their capacities as trustees or other fiduciaries (whether on the date hereof or at any point in the future) of any trust or similar instrument created by or at the instruction of, or under the last will and testament of, John A. Svenningsen or the Estate, acknowledge this Indemnification Agreement and agree to be bound by the terms hereof in each such capacity, such agreement being for the benefit of each of the parties hereto, and such individuals further agree to cause any such trust or similar instrument upon its formation to become a party to this Indemnification Agreement as an additional indemnitor pursuant to Article 4 hereof (and as if a Svenningsen Indemnitor hereunder) and in accordance herewith have agreed to and acknowledged this Indemnification Agreement:

          By: /s/ Christine Svenningsen         Dated: August 10, 1997
          Name: Christine Svenningsen
          Title: Trustee

          By: /s/ Fanny Warren                  Dated: August 10, 1997
          Name: Fanny Warren
          Title: Trustee